CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our firm under the caption “Trust Counsel” included in or made a part of Post-Effective Amendment No. 55 to the Registration Statement of J.P. Morgan Mutual Fund Investment Trust on Form N-1A (Nos. 33-9421 and 811-5526) under the Securities Act of 1933, as amended.

/s/ Ropes & Gray LLP

ROPES & GRAY LLP

Washington, D.C.

October 28, 2009